Prospectus Supplement No. 1 to Prospectus dated August 2, 2007	Filed pursuant to Rule 424(b)(3) File No. 333-144748

13,800,000 Shares of

ANTARES PHARMA, INC.

Common Stock

This document supplements the prospectus, dated August 2, 2007, relating to offers and resales of up to 13,800,000 shares of our common stock (including 3,800,000 shares issuable upon the exercise of warrants) which may be sold from time to time in one or more offerings by several of our stockholders.  This prospectus supplement is incorporated by reference into the prospectus.  The prospectus was filed as part of our Registration Statement on Form S-3 (File No. 333-144748).  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

					Shares of Common Stock Beneficially Owned After the Offering
Selling Stockholder (1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percent of Class	Number of Shares of Common Stock Being Offered	Number of Warrant Shares Being Offered (2)	Number of Shares Beneficially Owned	Percent of Class
Stu Barich	37,800	*	—	37,800	0	*
Jeff Cohen	1,800	*	—	1,800	0	*
Kee Colen	9,000	*	—	9,000	0	*
Chris Hagar	1,800	*	—	1,800	0	*
James Irvine	6,300	*	—	6,300	0	*
Heb James	540	*	—	540	0	*
Jason Janosz	1,800	*	—	1,800	0	*
Andrew Kaminsky	1,800	*	—	1,800	0	*
Vasilios Kofitsas	5,940	*	—	5,940	0	*
Steven Krasner	540	*	—	540	0	*
Ranan Lachman	1,800	*	—	1,800	0	*
Zubin Mory	6,300	*	—	6,300	0	*
Ed Newman	6,300	*	—	6,300	0	*
Option Opportunities Corp	505,858	*	—	505,858	0	*
OTA LLC	78,125	*	—	78,125	0	*
Serena Puerta	900	*	—	900	0	*
Stanley Stern	7,740	*	—	7,740	0	*
Warberg Opportunistic Trading Fund LP	482,423	*	—	482,423	0	*
Warrant Strategies Fund LLC	875,001	*	—	875,001	0	*
Henry Williams	4,500	*	—	4,500	0	*
Rida Wong	900	*	—	900	0	*
Sun Yung	1,800	*	—	1,800	0	*
_______________

*	Represents beneficial ownership of less than one percent of our outstanding stock.

(1)
The Selling Stockholders listed above include both stockholders that participated in the private placement (the “Original Selling Stockholders”) and stockholders who acquired warrants from certain of the Original Selling Stockholders subsequent to the closing of the private placement.

(2)
Represents the shares of common stock being registered pursuant to this prospectus that the selling stockholder may acquire upon exercise of warrants issued in connection with the private placement.  The warrants have an exercise price of $2.00 per share.  The warrants became exercisable on January 9, 2008, which is the date that was six months after the July 9, 2007 closing date for the private placement.  In addition, the warrants contain a provision limiting the exercise thereof such that the number of shares of our common stock that may be acquired on less than 61 days notice upon exercise of the warrants is limited to the extent necessary to ensure that, following such exercise, the number of shares of our common stock then beneficially owned by the warrant holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with such holders for purposes of the Securities and Exchange Act of 1934, as amended, does not exceed 4.99% of the total number of shares of our common stock then outstanding.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or any prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 14, 2011